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                                                                     Exhibit 2.7

                          UNITED STATES DISTRICT COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )
                                       )        Civ. Action No. MS 1 96-228
                                       )
EAGLE-PICHER INDUSTRIES,               )        Judge S. Arthur Spiegel
INC., et al.,                          )
                                       )
                  Debtors              )
                                       )
----------------------------           )

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )
                                       )        Consolidated Case
                                       )        Nos. 1-91-00100
EAGLE-PICHER INDUSTRIES,               )
INC., et al.,                          )        Judge Burton Perlman
                                       )
                  Debtors              )
                                       )
----------------------------           )


                          ORDER ON CONFIRMATION OF PLAN

         These consolidated cases having come on for hearing on confirmation of Plan before the court, Honorable S. Arthur Spiegel, United States District Judge, and Honorable Burton Perlman, United States Bankruptcy Judge, and the issues having been duly heard and Findings of Fact and Conclusions of Law having been entered simultaneously herewith,




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         It is Ordered and Adjudged:

I.       INJUNCTIONS

A.       CLAIMS TRADING INJUNCTION

              1. This Confirmation Order contains and constitutes the Claims Trading Injunction.

              2. The Claims Trading Injunction is needed so that the beneficial interests in the PI Trust and the Asbestos PD Trust are not considered "securities" under the federal securities laws. Without the Claims Trading Injunction, the Debtors might not be permitted to create trusts for the benefit of the holders of Asbestos Personal Injury Claims and Lead Personal Injury Claims and for the benefit of the holders of Asbestos Property Damage Claims. The Claims Trading Injunction forms an integral part of the Debtors' reorganization.

              3. The Court has jurisdiction to enter the Claims Trading Injunction under sections 1334(a), (b), and (d) of title 28 of the United States Code.

              4. Section 105(a) of the Bankruptcy Code permits approval and entry of the Claims Trading Injunction, especially where, as here, such injunction is essential to the formulation and implementation of the Plan as provided in section 1123 (a)(5) of the Bankruptcy Code, confers material benefits on the

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Debtors' estates, and is in the best interests of holders of Claims against the
Debtors.

              5. The Claims Trading Injunction is consistent with sections 105 and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, and the Claims Trading Injunction is in the best interests of the Debtors' estates. See A.H. Robins Co., Inc. v. Piccinin, 788 F.2d 994, 1002-03 (4th Cir.), cert. denied, 479 U.S. 876 (1986); In re Johns-Manville Corp., 801 F.2d 60, 63-64 (2d Cir. 1986).

B. SECTION 524(g) INJUNCTION

              1. The Plan establishes, in Class 17, the PI Trust, to which all Asbestos Personal Injury Claims and Lead Personal Injury Claims are being channeled.

              2. The identity of the proposed trustees of the PI Trust were disclosed at the Confirmation Hearing and are as follows: James J.G. McMonagle, Ruth B. McMullin, Daniel M. Phillips, and W. Thomas Stephens. The identity of the proposed members of the Trustees' Advisory Committee (the "TAC") were disclosed at the Confirmation Hearing and are as follows: Gene Locks, Robert E. Sweeney, and Robert B. Steinberg.

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              3.  This Confirmation Order contains and constitutes the Asbestos and Lead PI Permanent Channeling Injunction. The Asbestos and Lead PI Permanent Channeling Injunction is to be implemented in connection with the PI Trust.

              4. At the time of the order for relief with respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

              5. At the time of the order for relief with respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, lead-containing chemicals.

              6. The PI Trust, as of the Effective Date, will assume the liabilities of the Debtors with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims.

              7. Pursuant to the Plan, the PI Trust will be funded with one hundred percent (100%) of the Tax Refund Notes, the Senior Unsecured Sinking Fund Debentures, and the New Eagle-Picher Common Stock, as well as that portion of the Divestiture Notes and Available Cash that is not being distributed to

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holders of Allowed Environmental Claims and Allowed Unsecured Claims.

              8. Pursuant to the Plan, the PI Trust is to be funded in whole or in part by securities of one or more of the Debtors and by the obligations of such Debtors to make future payments, including dividends.

              9. The PI Trust is to own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of Eagle-Picher, the direct or indirect parent corporation of each of the Debtors.

              10. The Debtors are likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos and Lead PI Permanent Channeling Injunction (the "Asbestos and Lead PI Demands").

              11. The actual amounts, numbers, and timing of the future Asbestos and Lead PI Demands cannot be determined.

              12. Pursuit of the Asbestos and Lead PI Demands outside the procedures prescribed by the Plan is likely to threaten the Plan's purpose to deal equitably with Claims and future Demands.

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              13.  The terms of the Asbestos and Lead PI Permanent Channeling
Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A), are set out in the Plan and in the Disclosure Statement.

              14. The Plan establishes, in Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the PI Trust.

              15. Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) has voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

              16. Pursuant to court orders or otherwise, the PI Trust will operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of present Claims and future Demands, or other comparable mechanisms, that provide reasonable assurance that the PI Trust will value, and be in a financial position to pay, present Claims and future Demands that involve similar claims in the same manner.

              17. The Future Claimants' Representative was appointed as part of the proceedings leading to issuance of the

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Asbestos and Lead PI Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands that are addressed in the Asbestos and Lead PI Permanent Channeling Injunction and transferred to the PI Trust.

              18. Identifying each PI Protected Party in the Asbestos and Lead PI Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such PI Protected Party, in light of the benefits provided, or to be provided, to the PI Trust by or on behalf of any such PI Protected Party.

              19.  The PI Trust satisfies the requirements for a trust under section 524(g) of the Bankruptcy Code.

              20. The Court has jurisdiction to enter the Asbestos and Lead PI Permanent Channeling Injunction under sections 1334(a), (b), and (d) of title 28 of the United States Code.

              21. Sections 105(a) and 524(g) of the Bankruptcy Code permit approval and entry of the Asbestos and Lead PI Permanent Channeling Injunction, especially where, as here, such injunction is essential to the formulation and implementation of the Plan as provided in section 1123(a)(5) of the Bankruptcy Code, confers material benefits on the Debtors' estates, is in the

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best interests of holders of Claims against the Debtors, and complies in all respects with the requirements of section 524(g) of the Bankruptcy Code.

          22. The Asbestos and Lead PI Permanent Channeling Injunction is consistent with sections 105(a), 524(g), and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, and the Asbestos and Lead PI Permanent Channeling Injunction is in the best interests of the Debtors' estates. See A.H. Robins Co., Inc. v. Piccinin, 788 F.2d 994, 1002-03 (4th Cir.), cert. denied, 479 U.S. 876 (1986); In re Johns-Manville Corp., 801 F.2d 60, 63-64 (2d Cir. 1986).

II. CONFIRMATION OF THE PLAN

          1. The Third Amended Consolidated Plan of Reorganization as modified in the manner to which reference is made in paragraph 17 hereafter be, and it hereby is, confirmed.

          2. The record of this Confirmation Hearing be, and it hereby is, closed.

          3. All objections to confirmation of the Plan that have not been withdrawn prior to entry of this Confirmation Order or are not cured by the relief granted herein be, and they hereby are, overruled in their entirety and all withdrawn

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objections be, and they hereby are, deemed withdrawn with prejudice.

          4. The provisions in Articles 5 and 7 of the Plan governing distributions, reserves, and the procedures for resolving and treating Disputed Claims under the Plan be, and they hereby are, approved and found to be fair and reasonable.

          5. In accordance with section 1141 of the Bankruptcy Code, the provisions of the Plan be, and they hereby are, binding upon the Plan Proponents, the Debtors in Possession, any other Entity giving, acquiring or receiving property under the Plan, any lessor or lessee of property to or from the Debtors, and any holder of a Claim against or Equity Interest in the Debtors, whether or not the Claim or Equity Interest of such creditor or Equity Interest holder is impaired under the Plan and whether or not such creditor or Equity Interest holder has filed, or is deemed to have filed, a proof of Claim or proof of Equity Interest or has accepted the Plan.

          6. Nothing in this Confirmation Order shall in any way affect the provisions of section 7.9 of the Plan, which provide that, if the Plan Proponents unanimously decide that one of the conditions to the occurrence of the Effective Date set forth in section 7.9 of the Plan cannot be satisfied, and the

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occurrence of such condition is not waived by the Plan Proponents, then this
Confirmation Order, including all Findings of Fact and Conclusions of Law contained herein, shall be null and void and the Plan Proponents, the UCC, and other holders of Claims and Equity Interests shall stand in the same position as if the Plan had never been filed and this Confirmation Order had never been entered.

          7. On the Effective Date, in accordance with section 1141 of the Bankruptcy Code and section 12.7 of the Plan, the Reorganized Debtors be, and they hereby are, revested with the assets of the Debtors free and clear of all Encumbrances, Claims, Equity Interests, and other interests, except to the extent specifically provided herein or in the Plan.

          8. From and after the entry of this Order every Entity be, and it hereby is, permanently and forever stayed, restrained, and enjoined from, directly or indirectly, purchasing, selling, transferring, assigning, conveying, pledging, or otherwise acquiring or disposing of any Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim; provided, however, that the foregoing shall not apply to (i) the transfer of an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim to the

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holder of an Asbestos or Lead Contribution Claim or Asbestos Property Damage
Contribution Claim, as the case may be, solely as a result of such holder's satisfaction of such Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Contribution Claim, as the case may be, or (ii) the transfer of an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim by will or under the laws of descent and distribution. Any action taken in violation of this paragraph will be void ab initio.

          9. From and after the Effective Date, every Entity be, and it hereby is, permanently and forever stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the PI Trust, which actions shall be in conformity and compliance with the provisions of the Plan):

                  a. commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action,

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                  or other proceeding (including, without express or implied limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against or affecting any PI Protected Party or any property or interests in property of any PI Protected Party;

                  b. enforcing, levying, attaching (including, without express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;

                  c. creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

                  d. setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or

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                  indirectly, any amount against any liability owed to any PI
                  Protected Party or any property or interests in property of any PI Protected Party; and

                  e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

Nothing contained in this paragaph, however, shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors, or the PI Trust may have against any Entity in connection with or arising out of an Asbestos Personal Injury Claim or Lead Personal Injury Claim, and the foregoing injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, or the PI Trust.

         10. In exchange for the consideration provided for under the Plan, and in accordance with section 1141 of the Bankruptcy Code, the Debtors be, and they hereby are, discharged and released of and from any and all Claims, including, without limitation, Asbestos Personal Injury Claims and Lead Personal Injury Claims, against the Debtors or any of their respective

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estates that arose before the Effective Date, including, without limitation, any interest accrued or expenses incurred thereon from and after each Debtor's respective Petition Date or any Claim of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such Clam is filed or deemed filed under section 501 of the Bankruptcy Code, (b) such Claim is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such Claim has accepted the Plan.

         11. In accordance with section 1142 of the Bankruptcy Code, the Plan Proponents and any other Entity designated pursuant to the Plan be, and they hereby are, authorized, empowered and directed to execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them necessary or appropriate to effectuate the transactions contemplated by the Plan.

         12. All entities holding Claims against or Equity Interests in the Debtors that are treated under the Plan be, and they hereby are, directed to execute, deliver, file or record

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any document, and to take any action necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

         13. For all purposes with respect to Distributions under the Plan, the Equity Value be, and it hereby is, $341.8 million.

         14. On the Effective Date, pursuant to sections 365(a) and 365(f)(1) of the Bankruptcy Code, all executory contracts and unexpired leases of the Debtors identified to be assumed in accordance with section 8.1 of the Plan be, and they hereby are, deemed assumed by the Debtors, notwithstanding any provision in such contracts or leases prohibiting assignment or transfer.

         15. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code and in accordance with section 8.2 of the Plan, all executory contracts and unexpired leases of any of the Debtors that (i) are not listed on Exhibit "8.1" of the Plan, (ii) have not been assumed by any of the Debtors with the approval of the Bankruptcy Court, and (iii) are not the subject

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of pending motions to assume at the Confirmation Date be, and they hereby are, rejected.

         16. Any Claims created by the expiration or termination of any executory contract or unexpired lease prior to the date of entry of this order or the rejection pursuant to section 8.2 of the Plan of executory contracts or unexpired leases, if not heretofore evidenced by a filed proof of claim, be, and they hereby shall be, filed and served on the Debtors within thirty (30) days from the entry of this Order. Any Claims for which a proof of claim is not filed and served within such time shall be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property, or the Reorganized Debtors or their estates, assets, properties, or interests in property.

         17. The Plan Modifications, including, without limitation, the amended Asbestos and Lead PI Trust Agreement, set forth in Debtors' Exhibit J, be, and hereby are, deemed to be either technical changes or clarifications that do not adversely change the treatment of the Claim of any creditor of the Debtors or have been consented to by the entities affected thereby, and the Plan Proponents be, and hereby are, authorized

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to execute and file with the Court an amended Plan which shall reflect the Plan
Modifications.

         18. The Plan Proponents be, and they hereby are, subject to further order of this Court, authorized to amend or modify the Plan at any time prior to the Effective Date, but only in accordance with section 4.1 of the Plan and section 1127 of the Bankruptcy Code.

         19. In the event of any inconsistency between the Plan and any agreement, instrument or document intended to implement the Plan and this Confirmation Order, the provisions of this Confirmation Order shall govern and shall supersede any orders of this Court issued prior to the Effective Date that may be inconsistent herewith. Notwithstanding the foregoing, in the event of any inconsistency between the Plan or this Confirmation Order and the Environmental Settlement Agreement, the Environmental Settlement Agreement shall govern.

         20. The parties to any agreement or other document that is an exhibit to the Plan (the "Plan Exhibits") be, and hereby are, authorized to modify such Plan Exhibits consistent with the terms of the Plan Exhibits without further order of this Court or further notice to any entities.

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         21.  Until the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Debtors, their properties and operations. On and after the Effective Date, the Bankruptcy Court retains exclusive jurisdiction for all purposes relating to the Asbestos and Lead PI Permanent Channeling Injunction and the Claims Trading Injunction with the effect that any party challenging any such injunctions shall be required to raise such challenge in the Bankruptcy Court. In addition, on and after the Effective Date, in accordance with Article 9 of the Plan and sections 105(a) and 1142 of the Bankruptcy Code, the Debtors, their properties and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except that the Bankruptcy Court retains jurisdiction over, and if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction over, all matters arising out of or related to the Chapter 11 Cases and the Plan or otherwise enumerated in Article 9 of the Plan. To the extent necessary to comply with section 524(g) of the Bankruptcy Code, the District Court shall have jurisdiction over any proceeding that involves the validity, application, construction, or modification of the Asbestos and Lead PI Permanent Channeling Injunction.

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         22.  In accordance with section 1145 of the Bankruptcy Code, the offer or issuance, sale, exchange or other transfer of any security in accordance with the Plan or this Confirmation Order ("Plan Securities"), including, without limitation, the New Eagle-Picher Common Stock and the Divestiture Notes be, and they hereby are, exempt from the provisions of section 5 of the Securities Act of 1933, as amended (15 U.S.C. section 77(e), as amended), and any state or local law requiring registration for the offer or sale of a security or registration or licensing of the issuer, or an Affiliate thereof as an underwriter, broker or dealer in securities.


         23. In accordance with section 1146(c) of the Bankruptcy Code, the offer or issuance, sale, exchange or other transfer of any security in accordance with the Plan or this Confirmation Order (including, without limitation, the New Eagle-Picher Common Stock and the Divestiture Notes ) shall not be taxed under any federal, state or local law imposing a recording tax, stamp tax, transfer tax or any similar tax.

         24. In accordance with section 1146(c) of the Bankruptcy Code, the making, delivery, filing or recording of various instruments and documents as specified in or contemplated by the Plan and/or the Plan Exhibits either (i) by or to

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any of the Debtors, (ii) in the case of any Security Interests, or (iii) in connection with any Divestitures be, and they hereby are, exempt from taxation under any law imposing a recording tax, stamp tax, transfer tax or any similar tax. The appropriate state or local governmental officials or agents be, and hereby are, directed to forego the collection of any such tax or governmental assessment with respect to, and to accept for filing and recordation without the payment of any such tax or government assessment, any such valid instrument or other document. All filing and recording officers are hereby directed to accept for filing or recording (i) all instruments made or delivered by or to any of the Debtors, (ii) all mortgages and related financing documents given in connection with any Security Interests, and (iii) all deeds or other documents relating to any of the Divestitures without the payment of any such taxes, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than this Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing directions, by contempt or otherwise.

         25. Applications for final allowance of compensation and reimbursement of expenses must be filed and served no later

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than forty-five (45) days after the last day of the calendar month in which the
Effective Date occurs.

         26. Within fourteen (14) days after the entry of this Confirmation Order, or within such further time as the Bankruptcy Court may allow, the Debtors be, and they hereby are, directed (i) to mail to all known creditors and other parties in interest notice of the entry of this Confirmation Order and
(ii) to publish notice of the entry of this Confirmation Order at least once in national editions of The New York Times and The Wall Street Journal.

         27. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent.

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         28.  This Order and simultaneously filed Findings of Fact and
Conclusions of Law shall be entered both in the U. S. District Court for the Southern District of Ohio, and the U. S. Bankruptcy Court for the Southern District of Ohio. The Clerk of the U. S. Bankruptcy Court for the Southern District of Ohio shall see to distribution thereof.

Dated:            Cincinnati, Ohio
                  November 18, 1996

                                             /s/ Arthur Spiegel
                                            ---------------------------------
                                            THE HONORABLE S. ARTHUR SPIEGEL
                                            United States District Judge

                  Cincinnati, Ohio
                  November 18, 1996

                                              /s/ Burton Perlman
                                            ---------------------------------
                                            THE HONORABLE BURTON PERLMAN
                                            United States Bankruptcy Judge

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